Exhibit 10.4

ORIGINAL

DATED THIS 2ND DAY OF NOVEMBER 2018

BETWEEN

ANTHARAS HILLS SDN BHD

(Company No. 1244508-U)

(“the Developer”)

AND

PESAT BUMI SDN BHD

(Company No. 442859-T)

(“the Owner”)

DEVELOPMENT AGREEMENT

Owner’s Solicitors MESSRS KUMARI PALANY & CO. ADVOCATES & SOLICITORS No. 109-2, Jalan Toman 6, Kemanyan Square, 70200 Seremban, Negeri Sembilan Darul Khusus. Tel: 06-7622 200 Fax: 06-7633 100

Developer’s Solicitors

MESSRS JOSEPH TING & CO.

ADVOCATES & SOLICITORS

Suites 7-14, 6th Floor, 101 Business Park,

No. 1, Persiaran Puchong Jaya Selatan,

Bandar Puchong Jaya,

47170 Puchong,

Selangor Darul Ehsan.

Tel: 03-8070 8090     Fax: 03-8070 8089

[Our Ref: JT/J/PDI/K20942/1/16]

ORIGINAL

AGREEMENT

AN AGREEMENT made this              day of 2018

BETWEEN	ANTHARAS HILLS SDN BHD (Company No 1244508-U) a company incorporated in Malaysia and having its place of business at 140, Jalan Maarof, Bukit Bandaraya, Bangsar 59100 Kuala Lumpur (hereinafter called “the Developer”) of the first part

AND	PESAT BUMI SDN BHD (Company No 442859-T) a company incorporated in Malaysia and having its place of business at G-10, Ritz Villa, Jalan BS 9/5E, Taman Bukit Serdang, Seksyen 9, 43300 Seri Kembangan, Selangor Darul Ehsan (hereinafter called “the Owner”) of the second part.

WHEREAS:-

(1)	The Owner is the lawful registered and beneficial owner of the land held under H.S.(D) 17970 PT 23025 Mukim Bentong, Daerah Bentong, Negeri Pahang measuring approximately Fourteen Thousand Four Hundred Twenty Eight (14,428) square meters (hereinafter called “the said Land”).

(3)	The Owner has agreed to grant to the Developer the right to develop on part of the said Land more particularly delineated in Red in the plan annexed herewith as Appendix A (hereinafter called “the Development Land”), into apartment buildings with some commercial shops units as the Developer shall in its absolute discretion determine with all the necessary infrastructure, common facilities and amenities related thereto (hereinafter called the “Development”) in accordance with the layout, engineering and architectural plans and specifications to be approved by the appropriate authorities and upon the terms and conditions set forth.

(4)	The Developer is represented by Messrs Joseph Ting & Co, Advocates & Solicitors, of Suites 10-14, 6th Floor, 101 Business Park, Bandar Puchong Jaya, 47170 Puchong, Selangor (hereinafter called “the Developer’s Solicitors”)

(5)	The Owner is represented by Messrs Kumari Palany & Co., Advocates and Solicitors, of No. 109-2, Jalan Toman 6, Kemayan Square, 70200 Seremban, Negeri Sembilan Darul Khusus (hereinafter called the “the Owner’s Solicitors”)

NOW IT IS HEREBY AGREED as follows:

1.1	DEFINITIONS

(i)	“appropriate authorities” means all statutory and local authorities and/bodies whose permission, consent, license or other form of approval as necessary or required under any Acts, Ordinances, Enactments Regulations, and By-laws to enable the Development to be implemented and the works to be commenced, carried on and completed;

(ii)	“building” means the building with various types of apartment units and shop units and other retail or commercial units as the Developer shall in its absolute discretion decide to develop together with recreational and other amenities comprised in the Development, to be constructed and erected on the Development Land;

(iii)	“Developer” means ANTHARAS HILLS SDN BHD (Company No 1244508-U) a company incorporated in Malaysia and having its place of business at 140, Jalan Maarof, Bukit Bandaraya, Bangsar 59100 Kuala Lumpur and shall include its successors in title and permitted assigns;

(iv)	“Developer’s Entitlement” means all the apartment units and commercial or retails units (if any) which are not the Owner’s Entitlement.

(v)	“Development” means the development of the Development Land into blocks of apartment buildings comprising of residential apartments of various types and sizes and various retail or commercial units within the apartment building with parking lots and such facilities and amenities more particularly described in the First Schedule herein PROVIDED ALWAYS THAT the Developer shall be entitled to, in its sole and absolute at any time and from time to time discretion vary the designs, types, density, layout and character of the buildings to be erected on the Development Land in such manner as the Developer shall deem fit subject to the approval of the appropriate authorities;

(vi)	“Development Land” means that portion of the said Land on which the Development shall take place more particularly delineated in Red in the plan annexed herewith as Appendix A

(vii)	“Effective Date” means the date on which the Issue Document of Title for the Development Land is extracted after the subdivision of the said Land pursuant to Clause 3.1(a) Herein.

(viii)	“infrastructural works” means without prejudice to the generality of Clause 4.2 (vi) hereof, the roads and its related ancillary works, side tables of the roads, the drains, the electrical cable, street lighting, water pipes, telephone cables, sewer lines, manholes, and covers and such other utilities amenities and facilities as may be required by the Developer and/or the appropriate authorities to be built, constructed, laid upon or installed upon the Development Land:

(ix)	“Owner” means PESAT BUMI SDN BHD (Company No 442859-T) a company incorporated in Malaysia and having its place of business at G-10, Ritz Villa, Jalan BS 9/5E, Taman Bukit Serdang, Seksyen 9, 43300 Seri Kembangan, Selangor Darul Ehsan which shall include its permitted assign, attorney and persons claiming title under them;

(x)	“Owner’s Entitlement” means Fifteen Per centum (15%) of the total saleable or lettable residential and commercial units to be erected by the Developer on the Development Land which hereby is agreed by the parties that the Owner’s Entitlement shall be the units which are sold between Seventy One Per Centum (71%) to Eighty Five Per Centum (85%) of the saleable residential and commercial units. For the avoidance of doubt, the residential units shall be the vacant units with basic kitchen facilities, air conditional and water heater units similar to that to be sold to the Purchasers as basic units.

(xi)	“said Land” means all the Land mentioned in the recitals hereof including any part thereof;

(xii)	“Stakeholder” means Messrs Kumari Palany & Co., Advocates and Solicitors, of No. 109-2, Jalan Toman 6, Kemayan Square, 70200 Seremban, Negeri Sembilan Darul Khusus,

(xiii)	“the Works” means the work to be carried out on the Development Land for the Development and without prejudice to the generality of the foregoing all works pursuant to Clause 4.2 hereof.

(xiv)	“the Purchaser” or “the Purchasers” means the purchaser or purchasers individually or collectively of any of the apartment units in the Development.

(xv)	“the Unconditional Date” means the date on which the last of the conditions precedent is fulfilled and this agreement becomes unconditional as provided in Clause 3.4 herein

2	AGREEMENT

2.1	In consideration of the due observance by the parties herein of the terms, conditions, stipulations and covenants herein mentioned the Developer, hereby agrees to implement the Development on the Development Land and undertake thereon the Works and other duties and obligations pursuant and subject to the terms and conditions hereinafter contained.

2.2	The Developer shall have sole charge of all matters whatsoever relating to the Development and the Development Land and is hereby irrevocably empowered by the Owner to carry out the same without any unnecessary or unreasonable interference or interruption whatsoever PROVIDED ALWAYS THAT the Developer shall not be in breach of any of the terms and conditions herein contained and shall carry out the Works for the Development diligently and in good faith.

3.	CONDITION PRECEDENT

3.1	This Agreement shall be conditional upon:-

(a)	The Owner at its own costs and expenses successfully applying for the subdivision of the said Land to procure the individual title for the Development Land as master title for the Development within six (6) months from the date hereof.

(b)	The Developer at its own costs and expenses successfully applying for the following approvals or permits from the appropriate authorities (hereinafter called “the Approvals”) within six (6)months from the Effective Date:-

(i)	The Development Order for the Development to be carried out on the Development Land;

(ii)	The Building Plans which shall include but not limited to the Site Plan, Layout Plan, Floor Plan and Storey Plan and such other plans as shall be required in order for the Developer to carry out the Development on the Development Land; and

(iii)	The advertising permit and the developer’s license;

3.2	In the event that the Owner shall fail, neglect and/or refuse to fulfill the condition precedent stated in clause 3.1(a) hereinabove within the aforesaid six (6) months period or such other extended period of time as shall be agreed by the Developer in writing, then the Developer shall have the absolute right to terminate this Agreement and upon such termination and thereafter neither party shall have any further claim against the other.

3.3	In the event that the Developer shall fail, neglect and/or refuse to fulfill the condition precedent stated in clause 3.1(b) hereinabove within the aforesaid six (6) months period or such other extended period of time as shall be mutually agreed upon between the Developer and the Owner, then the Owner shall have the absolute right to terminate this Agreement and upon such termination, neither party shall have any further claim against the other.

3.4	On the date the last of the condition precedent is duly fulfilled by the Developer, this Agreement shall become unconditional.

4.	THE WORKS

4.1	Upon the fulfillment of the conditions precedent stated in Clause 3 hereinabove, the Developer shall at its own expense and upon and subject to the terms and conditions herein contained and without any interference and obstruction from the Owner commence the construction works for the Development within forty five (45) days from the Unconditional Date and the Works shall be performed in a good and workmanlike manner and where applicable following good engineering and architectural practice and in accordance with the plan drawing and specification as shall have been approved by the appropriate authorities.

4.2	The scope of the Works shall include but not be limited to the following:-

(i)	The making of all the requisite survey and investigation on the Development Land including making special surveys if necessary and investigations or testing which may be required for the proper execution of the Works and the implementation of the Development;

(ii)	Employment of consultants and contractors with the labour, materials and equipment necessary for the proper execution of the Works and the implementation of the Development;

(iii)	Where necessary, filling and leveling of the Development Land;

(iv)	Execution and completion of infrastructural works including all works by way of site preparation and the provisions of all amenities and facilities in respect of and for the Development,

(v)	Maintenance of the site in a good and proper manner including taking all steps to prevent soil erosion, flooding of the site or the adjoining neighbouring lands;

(vi)	Execution and completion strictly in accordance with the plan, drawings and specifications, as have been approved by the appropriate authorities, of the building units in a workmanlike manner using appropriate materials of reasonable quality.

4.3	Forthwith upon the execution of this Agreement the Developer shall at its own costs and expense prepare or cause to be prepared all such layout and building plans, drawing specifications and other relevant documents relating to the Works as may be further necessary for the purpose of obtaining approvals from the appropriate authorities for the Development.

4.4	Simultaneously upon the execution of this Agreement, the Owner hereby agrees and undertakes to execute and deliver to the Developer a power of attorney (hereinafter called “the Power of Attorney”) empowering the Developer or its nominee or nominees to sign execute and submit all plan drawings applications and all other documents necessary for the Development.

4.5	The execution of the Power of Attorney by the Owner shall not in any way render the Owner liable in any way to any liability, penalty, damages, costs, and expense to any third party or to the appropriate authority in respect of and incidental to the preparation and submission of the aforesaid documents and plans, the developer further undertakes to keep the Owner indemnified against all such claims . Upon the subdivision of the said Land and the completion of the preparation and signature of the said plans, drawings, specification and other documents, the Developer shall forthwith submit them to all appropriate authorities for approval.

4.6	The obligation of obtaining all requisite permissions and approvals from the appropriate authorities and of complying with conditions imposed as terms of such permissions and approvals and of obtaining every necessary sanction under such Acts, Ordinances, Enactments, Instruments, Rules, Regulations of By-Laws as are relevant and applicable shall hereafter be upon the Developer which shall indemnify and keep the Owner indemnified against all fines and penalties imposed and all losses and damage incurred by the Owner arising out of or by reason of any failure to obtain any such permission approval or sanction as aforesaid and/or of any failure to comply with conditions thereof.

4.7	When any plan, drawings or specifications have been approved by the appropriate authorities, the Developer shall not depart from the plan, drawings and specification as approved nor make any alterations or additions thereto without the approval or consent of the appropriate authorities.

4.8	The Developer shall not in the execution of the Works:-

(i)	Cause any damage to the adjoining lands and to any installations thereon and to any public highways adjoining the Development Land and shall at the Developer’s own cost and expense make good any damage caused thereby and shall indemnify and keep the Owner indemnified against all fines and penalties imposed and losses and damages incurred by the Owner as a result of such damage to the adjoining land;

(ii)	Deposit any materials on the adjoining lands and on the public highways and shall not obstruct the traffic or cause any congestion on the highways and in any event to arrange for the delivery and removal to and from the Development Land with as little inconvenience to pedestrians and traffic as possible;

(iii)	Deposit soil, clay, mud, and/ or other similar material on the public highways.

(iv)	Remove sand, clay, earth, loam, or gravel from the Development Land except so far as may be necessary or convenient for the execution of the Works provided that the Developer may use for the purpose of the Works any of the above mentioned substances which may be excavated in the proper execution of the Works.

(v)	Be or caused to be nuisance to the neighbouring or adjacent properties.

5.	COVENANTS BY DEVELOPER

5.1	The Developer hereby covenants as follows:-

(i)	to enter upon of the Development Land for the sole purpose of carrying this Agreement into effect and to undertake the Development strictly according to the approved plans only and to remain thereon for a period expiring on the date of completion of the Development and complete sale of the said units or until such earlier termination date effected by the Owner under or pursuant to this Agreement;

(ii)	to lay out and construct to the satisfaction of the appropriate authorities, proper and sufficient branch and connecting sewers, drains, shafts, traps, gullies and gratings and to drain such branch and connecting sewers and drains into public sewers and publics drains where and when applicable;

(iii)	at all times to do all acts and things including the laying out of all water and electricity connection required by and to conform in all respect with the provisions of any statute and regulation applicable thereto and in accordance with lawful requirements in respect of electricity, gas, water, telephone, and other amenities;

(iv)	not to erect or build or install or suffer to be erected or built or installed on the Development Land any building structure or erection otherwise than in conformity with the approved plans;

(v)	not to do or permit to be done anything whether in connection with the Works or otherwise which may render any policy of insurance effected pursuant to the provisions of this Agreement void or voidable;

(vi)	to produce from time to time at the request and for the inspection of the Owner any or all policies of insurance effected pursuant to the provisions of this Agreement together with sufficient evidence of payments of the current premium in respect thereof;

(vii)	to allow the Owner to inspect all plans, documents, specifications or other papers relevant to the Development as approved or amended (as the case may be) by the appropriate authorities at the request of the Owner;

(viii)	the Developer further agrees that the defect liability period for the non-residential building developed by it on the Development Land shall be Twelve (12) Months or such other period as required under law and the residential units shall be Twenty Four (24) months from the date of the Certificate of Compliance and Completion issued by its architect and during which respective defect liability period any defect found in any of the buildings erected by the Developer shall be remedied by the Developer at its own sole costs and expenses,

(ix)	in developing the Development the Developer shall at the Developer’s own costs and expense, comply with all the provisions and requirements of any Act, Ordinance, Enactment, Rules and regulations for the time being in force in respect of the Development of the Development Land and to indemnify and keep the Owner indemnified against all fines, penalties and losses incurred by the Owner by reason of any breach of this clause; and

(x)	at the Developer’s own costs and expense to indemnify and keep the Owner indemnified against all claims, losses, damages, compensation, actions, proceedings or otherwise that may arise or be made against the Owner by any third party or parties for and in connection with the undertaking of the Development.

5.2	The Developer shall on its own at the Developer’s own cost and expense apply and obtain from the appropriate authority for the issuance of separate strata titles to the individual apartment units constructed by the Developer in the Development.

5.3	The Developer shall undertake to provide services and maintenance of the Development from the date the Certificate of Compliance and Completion is being issued until the maintenance of the same is handed over to the Management Corporation established under the Strata Titles Act.

6	OWNER’S COVENANT

6.1	The Owner hereto hereby agrees that upon the subdivision and the extraction of the Issue Document of Title for the Development Land, the Owner shall deposit the title to the Land with the Stakeholder for safe custody.

6.2	For the purpose of carrying into effect the terms and conditions contained herein the Owner shall perform execute and do all or any acts deeds or things which are necessary or expedient and in particular (but without prejudice to the generality of the foregoing) the Owner hereby covenants and undertakes:

(a)	to surrender such portions of the Land to the appropriate authorities as and when required to do so by the latter for public purposes and in this connection to comply with or otherwise satisfy the conditions specified in Section 196(1) of the National Land Code 1965;

(b)	to obtain at its own cost and expense at the cost and expenses to the Developer where applicable the written consent of every person or body specified in Section 196(2) of the National Land Code 1965 to the making of the application for surrender of the Land by the Owner to the appropriate authorities; and

(c)	to agree and accept without reservation all conditions that are imposed by the appropriate authorities for the approval of the proposed housing development on the Development Land and in this connection to comply with or otherwise satisfy such of the conditions that are imposed by the appropriate authorities which are on the part of the Owner to be complied with or satisfied Provided Always That it is not detrimental to the Owner’s Entitlement.

6.3	The Owner shall at the costs and expenses of the Developer sign all documents to enable the Developer to comply with and or agrees to comply with Rules 5 (5) (a), 10 & 1 I of the Housing Developers (Control and Licensing) Regulations 1989.

6.4	For the purpose of giving effect to the provisions of this Agreement the Owner hereby for valuable consideration covenants to execute on the date of execution of this Agreement:

(a)	An irrevocable Power of Attorney in favour of the Developer to empower the Developer or its nominee to do all or any of the acts deeds or things which are required in relation to the application for and obtaining of the Approvals and generally to do all acts necessary for the final completion of the Project; and

(b)	An irrevocable Power of Attorney in favour of the Developer to enter into sale and purchase agreements on the Owner’s behalf in relation to the sale of the Developer’s Entitlement units in order to satisfy the requirement prescribed under Rules 5 (5) (a), 10 & 11 of the Housing Developers (Control and Licensing) Regulations, 1989. The Owner shall further (whenever required by the Developer) sign and execute all necessary documents and adopt all necessary acts in relation to application for subdivision of the Land.

6.5	The Owner shall deliver vacant possession of the Development Land to the Developer within Fourteen (14) days from the date the Building Plans for the Development has been duly approved by the relevant authorities Provided Always that the Developer shall not be entitled to commence any development work (save for survey works and earthworks) until all other relevant consent and permission required to commence work, if required, have been obtained from the competent authorities.

6.6	The Owner shall not do or permit to be done any act matter or thing which may in any manner interfere with the development of the Land into a housing-estate and shall refrain from entering into or upon the designated Owner’s Entitlement units or any buildings during the time when construction work is in progress. If the Owner visit the construction sites on the Development Land the Owner may do so at its own risk and the Developer shall not be liable in any manner whatsoever for any injury that may be suffered by the Owner or for any damage to the Owner’s belongings during the visitation.

6.7	The Owner hereby warrants and represents that the Land is free from any mortgage or charge lien or encumbrance whatsoever and that it has not entered into any other agreement that encumbers or affects the Land or any part thereof and shall continue to keep this status quo aforesaid.

6.8	The Owner hereby warrants and represents that the Land or any part thereof have not been acquired or would become the subject matter for acquisition by the Government or other local authority. If before the approval of the subdivision, the whole land or any part thereof shall be acquired by the Government (which expression shall mean the publication of a notification in the Malaysian Government Gazette under the provisions of Section 8 of the Land Acquisition Act 1968) the Owner shall be entitled to receive all compensation money payable by the Government subject to the Owner paying the Valuers and Solicitors’ costs in respect of the Land Acquisition proceedings. The Owner shall not be required to pay for or contribute towards any costs and expenses of the survey conversion fees or any development charges thrown away by reason of the land acquisition. The Developer shall be entitled to make its own claims to the Collector of Land Revenue for the abortive costs and expenses and shall be entitled to retain all compensation money for such abortive costs and expenses (if such compensation is paid by the Collector).

6.9	Where required, the Owner hereby undertakes and covenants to execute all necessary documents including Sale and Purchase Agreements, Memorandum of Transfer and loan documents or such other documents as may be necessary to effect transfer/charge to the respective purchasers/financiers of the respective units and forward the same to the Developer within fourteen (14) working days upon receipt thereof.

7.	CONSIDERATION

7.1	In consideration of the due observance by the parties hereto of the several covenants, agreements and stipulations as contained in this Agreement and in consideration of the Owner agreeing to provide the Development Land for development into the Development upon the terms herein contained, it is expressly agreed that the Developer shall at its own costs and expense construct and complete for the Owner the Owner’s Entitlement.

7.2	The Developer shall dispose the Owner’s Entitlement units as per the listing price of each unit and shall pay to the Owner the net proceeds of sale derived from the sale of the Owner’s Entitlement units, after deducting the costs and expenses stated in Clause 7.3 hereinbelow, upon the issuance of the Certificate of Compliance and Completion (CCC) and the approval from the Controller of Housing, as required under section 9 of the Housing Development (Housing Development Account) Regulations 1991, has been duly obtained (which the Developer shall diligently pursue to secure such approval in due course) PROVIDED ALWAYS THAT where the sales has reached the Owner’s Entitlement portion, the Developer shall utilize such portion of the surplus money withdrawn from the Housing Development. Account to settle the Owner’s Entitlement first before the Developer shall be entitled to utilize the surplus money for any other purpose.

7.3	The Owner hereby agrees that for the sale of the Owner’s Entitlement, such sale shall be handled by the Developer’s sales team and the Developer shall be entitled to collect all booking fees, progress payments and all other payments of any kind whatsoever which may at any time be due or from time to time become due from the sale of such Owner’s Entitlement units comprised in the Development and to issue receipts for all such payments received on behalf of the Owner in respect of the Owner’s Entitlement and deposit the same in the Developer’s Housing Development Account.

7.4	In the event the Developer wishes to have any sales promotion or theme on certain floors, the sales from those floors shall not be taken into account in the Owner’s Entitlement sales computation and the Owner’s Entitlement shall be replaced with sales derived from other floors.

8.	INDEMNITY BY DEVELOPER AGAINST THIRD PARTY CLAIMS

8.1	The Developer shall be liable for and shall indemnify the Owner against any damage, expenses, liability, loss, claim or proceedings whatsoever whether arising at common law or by statute in respect of personal injury to or death of any person whatsoever arising out of or in the course of or by reason of the execution of the Works implementation of the Development.

8.2	The Developer shall be liable for and shall indemnify the Owner against any claim from any person or company or any body incorporated or unincorporated in respect of any default committed by the Developer and against any damage expense liability loss claim or proceeding due to injury or damage of any kind to any property real or personal (including the Works and any other property of the Owner) in so far as such injury or damage arises out of or in the course of or by reason of the execution of the Works and implementation of the Development and provided always that the same is due to any negligence omission breach of agreement or default of any person for whom the Developer is responsible including the Developer’s servants or agents or of any contractor his servants or agents.

8.3	The Developer further covenants and undertakes with the Owner, to indemnify and to keep indemnified the Owner against all fines, penalties, costs, losses, damages, demands, claims, actions and proceedings howsoever arising or due to the Developer’s breach of any of terms and conditions herein contained.

9	INSURANCE AGAINST INJURY TO PERSONS AND DAMAGE TO PROPERTY

9.1	Without prejudice to its liability to indemnify the Owner under Clause 8 hereof, the Developer shall at the Developer’s own costs and expense effect and maintain and shall cause any such insurances as are necessary to cover the liability of the Developer or as the case may be of any such contractor in respect of person injuries or death arising out of or in the course of or by reason of the execution of the Works and caused by any negligence, omission, breach of agreement or default of the Developer its servants or agents or as the case may be of any such contractor his servants or agents.

9.2	The Developer shall at the Developer’s own costs and expense effect and maintain insurances for such amount of indemnity as shall be required in the normal practice of the construction industry in respect of any expense, liability, loss, claim or proceedings which may incur or sustain by reason of damage to any properly (including the Works and any other property of the Owner) caused by collapse, subsidence, vibration, weakening or removal of support or by reason of the carrying out of the Works and implementing the Development.

9.3	Such insurance as referred it under Clauses 9.1 and 9.2 hereof shall be effected and maintained in the joint names of the Owner and the Developers and where applicable of any contractor. The Developer shall produce the relevant policy or policies of the insurance together with receipts in respect of premiums paid to be deposited with the Owner.

9.4	Should the Developer make default in insuring or in continuing or in causing to insure as at necessary under Clauses 9.1 and 9.2 hereof, the Owner may insure against any risk with respect to which the default shall have occurred and such amount expended by the Owner shall be reimbursed by the Developer on demand.

10	WORKMEN’S COMPENSATION AND SOCSO

10.1	The Developer shall be liable for and shall indemnify the Owner and servants from all liabilities arising out of any claim by any and every workman employed in and for the performance of this Agreement for payment of compensation under or by virtue of the Workmen’s Compensation Ordinance 1952 and the Employee Social Security Act 1969 or any other law amending or replacing such law and from all costs and expenses and consequential thereto.

10.2	Without prejudice to its liability to indemnify the Owner under Clause 10.1 hereof the Developer shall at its own cost and expense take out the joint names of the Owner and the Developer and any contractor a policy of insurance from an approved insurance company as is necessary to cover the liability of the Developer in respect of workmen employed by the Developer and by its contractors.

10.3	The said policy or policies so taken out shall be deposited with the Developer and the Developer shall maintain it or them in full force and effect payment of all premiums from time to time on the first day which the same ought to be paid and forward to the Owner copies of the said policies and the receipt in respect of premium paid whether demanded or not.

10.4	Nothing in this Clause hereof shall be construed to take away or to waive or in any manner to modify the right of the Owner to be indemnified by the Developer under Clause 10.1 hereof in respect of all compensation costs and other expenses whatsoever which by reasons of the Developer’s default or otherwise become payable by the Owner under the legislation referred to in Clause 10.1 hereof or other law.

11.	INSURANCE OF WORKS

11.1	The Developer shall at the Developer’s own costs and expense in the joint names of the Owner and the Developer insure or cause to be insured against loss and damage by fire, lightning, explosion, storm, tempest, flood, bursting, or overflowing of water tanks apparatus or pipes aircraft and other aerial devices or articles dropped therefrom, riot and civil commotion all work executed and all unfixed materials and goods delivered to be placed on or adjacent to the Development Land and intended for the Works (but excluding temporary buildings plant tools and equipment owned or hired by the Developer or any contractor) and shall keep such work materials and goods so insured until practical completion.

11.2	If the Developer makes default in insuring or in continuing to insure as are necessary under Clause 11.1 hereof the Owner may insure against any risk in respect of which the default shall have occurred and a sum equivalent to the amount paid in respect of premium shall be paid by the Developer on demand.

12.	COMPLETION, DELAY AND EXTENSION OF TIME

12.1	The Development shall be completed by the Developer not later than thirty six (36) months from the Unconditional Date or such other date as the Housing Ministry shall approve for the Developer to complete the residential units contained in the Development commencing from the date the approval is granted by the Housing Ministry, whichever shall be the later (hereinafter called “the Completion Date”) subject to the extension, where applicable, herein specified, PROVIDED ALWAYS that in the event that the Developer shall fail to complete the Development within the Completion Date, the Owner shall extend the time for a period of twelve (12) months or such longer period as the Owner may in its absolute discretion decide from the Completion Date (hereinafter called “the Extended Period”) for the Developer to complete the Development subject to the Developer paying to the Owner prior to the expiry of the Completion Date the equivalent to Ten Per centum (10%) of the total market value, as determined on the day of the launch for sale of the Development based on the launching price of similar units in the Development, of the Owner’s Entitlement as agreed compensation for the delay by the Developer in delivering the units of building under the Owner’s Entitlement to the Owner.

12.2	Upon it becoming reasonably apparent that the progress of the Works is delayed the Developer shall forthwith give written notice of the causes of delay to the Architect in charge of the Development and if in the opinion of the Architect the completion of the Works is likely to be delayed beyond the date for completion stated in the Developer’s work programme or beyond any extended date for the completion previously fixed under this Clause hereof:

(i)	By force majeure; or

(ii)	inclement weather; or

(iii)	civil commotion; or

(iv)	shortage of building materials; or

(v)	Inability for the Developer to secure the source of supply for gas or water or electrical or sewerage facilities from the relevant utilities companies; or

(vi)	Stop work orders issued by the relevant authority arising from the fault or default on the part of the Developer;

then the Developer’s architect shall soon as it is able to estimate the length of the delay beyond the Completion Date grant an extension of time for the Developer to complete the Development and such certificate for the extension of time shall be final and conclusive and binding on the Owner and whereupon the Completion Date shall be extended accordingly taking into account of the period of delay incurred as a result of the aforesaid circumstances.

12.3	Provided Always:-

(i)	The Developer shall use constantly its best endeavours to prevent delay or further delay in the progress of the Works howsoever caused;

(ii)	The Developer shall do all that may reasonably be required to the satisfaction of the Development Committee to proceed with the Works.

(iii)	The Developer shall be solely responsible for late delivery interest as liquidated damages.

13	DISPOSAL OF BUILDING UNITS

13.1	The Developer shall be deemed to be the absolute owner of all the building units classified as the Developer’s Entitlement and the Developer shall be entitled to sell the building units save and except the Owner’s Entitlement at the prices to be determined by the Developer at its own and absolute discretion. The proceeds of sale of any or all of the buildings units save and except the Owner’s Entitlement shall belong to the Developer absolutely.

13.2	The Owner hereby agrees and undertakes that it will enter into agreement for sale with the Purchasers of the building units to which the Developer shall be wholly entitled to under this Agreement, which the Developer shall decide to sell. Upon the subdivision of the said Land and/or upon the physical completion of the Development, whichever shall be the later, the Owner shall execute and deliver to the Developer another power of attorney (hereinafter called “Power of Attorney for SPA”) in favour of the Developer to enter into agreements for sale of the building units to which the Developer shall be wholly entitled to under this Agreement with the Purchasers and for that purpose to execute and sign the sale and purchase agreements, Deed of Assignment, Memorandum of Transfer and all documents necessary in connection therewith.

14	RELATIONSHIP OF PARTIES

14.1	Nothing herein contained shall be deemed to constitute a partnership between the parties hereto nor shall there be a relationship of employer and employee between the parties hereto.

14.2	It is hereby declared by the Owner and the Developer that this Agreement shall not create any form of partnership whatsoever between them and nothing in this Agreement shall be construed to make any party hereto the partner, representative or agent of any other party and neither party shall hold himself out or represent himself to be a partner, representative or agent of the other party hereto nor shall any party be liable for or bound by any act commission of the other party.

15	TRANSFER OF TITLES

15.1	Upon issuance of separate strata Titles under Clause 5.2 the Owner shall execute in favour of the Purchasers valid and registerable transfers in respect of the units purchased by the Purchasers and shall deliver such transfers and the relevant documents of the title and other documents necessary to enable the transfers to be registered in favour of the purchasers. For this purpose and PROVIDED ALWAYS THAT the Developer shall have completed the Development, the Owner shall also execute and deliver to the Developer to its nominee or its nominees a power of attorney empowering the Developer or its nominee or nominees to execute and sign all the necessary deeds or documents relating to the transfers to the Purchaser of the building units.

16.	QUIT RENTS AND OUTGOINGS

16.1	All quit rents, rates, taxes, assessments and outgoings payable in respect of the Development Land up to the date of this Agreement shall be borne and paid by the Owner and all quit rents, rates, taxes, assessments and outgoings payable in respect of the Development Land after the date of subdivision of the said Land shall be borne and paid by the Developer.

16.2	The Developer’s liabilities under this Clause hereof shall continue to be in force notwithstanding that it may have sold or otherwise parted with possession of any of the building units.

17.	TERMINATION OF AGREEMENT BY OWNER

17.1	Without prejudice to any rights of remedies, which the Owner may possess, if the Developer shall make default in any one or more of the following respects that is to say :-

(i)	If the Developer without reasonable cause suspends the carrying out of the Works for more than strictly forty five (45) days at any stage of the development before completion thereof; or

(ii)	If the Developer fails to commence the Works within strictly forty five (45) days from the Unconditional Date; or

(iii)	Becomes insolvent or compounds with or makes arrangement with its creditors in relation to the Development Land; or

(iv)	Has a winding up proceedings commenced against the Developer; or

(v)	Has an execution proceedings threatened or commenced against the Developer; or

(vi)	Is having a provisional liquidator receiver or manager of its business or undertaking duly appointed or possession taken by or on behalf of creditors or debenture holders secured by a floating charge of any property comprised in or subject to the said floating charge;

then in any such event without prejudice to any other rights it may possess, the Owner may by a notice to the Developer sent by registered mail to terminate this Agreement.

17.2	Upon the occurrence of any of the aforesaid events of default, the Owner shall have the right to terminate the Agreement by giving written notice of termination to the Developer and upon such termination:-

(a)	The Developer shall within fourteen (14) days from the date of such termination remove all its vehicle, machineries, workman, building materials, rubbish, incidental wastes, debris and such other material as the Owner shall in its absolute discretion determine to be removed from the Development site and yield up and vacate the Development site in favour of the Owner.

(b)	Without prejudice to Clause 17.2(a) hereinabove, the Developer shall, if the Owner so direct, remove, demolish and/or tear down or cause to be removed, demolished and/or torn down all the temporary structures erected by the Developer on the Development Site PROVIDED ALWAYS that in the event that the Owner shall decide to keep such temporary structures, the Developer shall not demolish or remove such structure and the Owner shall not in any way be liable to compensate the developer any costs expenses or money for such structures.

(c)	The Owner shall be entitled to engage such other party as developer or contractors to carry out all the works or deal with the Development Land or Development in any manner as the Owner shall deem fit and the Owner shall retain the sole and absolute rights interests and benefits over the Development Land.

(d)	The Developer shall indemnify and keep the Owner indemnified against any claims, demands, loss, damages, costs and expenses which the Owner may suffer incur or sustain in respect of claims, suit or action commenced by the Purchasers or the Purchaser’s end financier.

(e)	All the Power of Attorneies given by the Owner to the Developer shall be revoked.

(f)	The Developer shall not be entitled to any claim against whatsoever be it prorated profit or damages from the Owner.

18	OWNER’S DEFAULT

18.1	In the event that the Owner shall be in default of any of the terms and conditions hereincontained, the Developer shall be entitled to the remedy of specific performance and the Developer shall not be liable to surrender the possession of the Development site on the Development Land in the event of the Owner’s default.

19	TAXATION

19.1	Each of the parties agrees to bear his/its/their own liability for any taxation chargeable by the Inland Revenue Board of Malaysia for any tax payable by the respective party pertaining to the Development and the parties hereto hereby agree and undertake to indemnify the other against any claim suits demand and liability which the party may suffer or sustain as a result of any failure to submit, declare and pay the requisite tax to the relevant authorities.

20.	GENERAL

20.1	Any covenants, warranties, undertakings and agreements given by the Owner herein shall be deemed to have been given by the Owner jointly and severally.

20.2	All royalties or other sums payable in respect of supply and use in carrying out Works of any patented articles, processes or inventions shall be paid by the Developer which indemnify the Owner from and against all claims, proceedings, damages, costs and expenses which may be brought or made against the Owner which may be put by reason of the Developer infringing or being held to have infringed any patent rights in relations to any such articles, processes and inventions.

20.3	All notice consents or approvals to be given hereunder shall be in writing and shall be sufficiently given to any party if sent registered post or by recorded delivery service addressed to that party’s address hereinabove.

20.4	In the event of any matter arising which is not covered or dealt with by the provisions of this Agreement the parties shall deal with the same in a spirit of mutual co-operation and goodwill with the intent that the Works shall be completed and the Development implemented in the mutual interest and for the mutual benefit of the parties.

20.5	The Developer shall be solely liable to bear all the legal fees for the preparation of and incidental to this Agreement as well as the stamp duty payable for this Agreement.

20.6	Words in the singular shall include the plural and vice versa.

20.7	This Agreement shall be binding upon the successors in title and permitted assigns of the Owner and the Developer respectively.

(THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first abovewritten.

The Common Seal of	)
ANTHARAS HILLS SDN BHD	)
(Company No 1244508-U))
is hereunto affixed in the presence of:-)

	/s/ Teh Kean Yong		/s/ Tan Su Cheng
	Director		Director/Secretary
Name :	TEH KEAN YONG	Name :	TAN SU CHENG
NRIC NO. :	790131-10-5515	NRIC NO. :	650215-01-5691

The Common Seal of	)
PESAT BUMI SDN BHD	)
(Company No 442859-T))
is hereunto affixed in the presence of:-)

	/s/ Leong Poh Hoong		/s/ Shum Yen Choong
	Director		Director/Secretary
Name :	LEONG POH HOONG	Name :	SHUM YEW CHOONG
NRIC NO.	580405-07-5697	NRIC No. :	600221-07-5051

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